Exhibit 1.01

Conflict Minerals Report
as required by Items 1.01 and 1.02 of Form SD

In reaching the determination of "DRC conflict undeterminable" as defined by paragraph (d)(5) of the instructions to Item 1.01, we established a cross-functional Conflict Minerals ("CM") team, developed a CM statement and devised and implemented a process to contact all suppliers of materials identified using BorgWarner Inc.'s ("BorgWarner" or the "Company") Enterprise Approved Sourcing List ("the EASL") and supplemental supplier data.

1.	Conflict Minerals Statement

BorgWarner is committed to continuing to operate in a socially responsible manner and expects suppliers throughout its supply chain to supply products and materials from socially responsible sources. To that end, the Company has developed a conflict minerals statement that has been provided to all suppliers and can be found here:

http://www.borgwarner.com

2. Steps Taken to Determine Origin of Tin, Tantalum, Tungsten, and/or Gold in the Supply Chain

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BorgWarner established a cross-functional team to address CM reporting. This team is composed of representatives from Global Supply Chain Management, Finance, Sales and Marketing, Information Technology and Law.

•	BorgWarner reviewed its standard purchase order terms and conditions and concluded that those requirements encompass supplier responsibility to provide CM reporting information.

•	The EASL and other supplier data were reviewed and refined by each manufacturing plant on a Company-wide basis.

•	The Global Supply Chain Management team contacted direct material suppliers beginning in February 2013 and determined that 2,025 suppliers should respond to CM information requests.

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Suppliers were requested to provide a contact person for conflict mineral matters and to respond via iPoint or the EICC-GESI Conflict Minerals Reporting template as to whether they supplied products containing tin, tantalum, tungsten, and/or gold ("3TG"), and if so, the origin of the 3TG.

•	Follow-up questions were submitted to suppliers through early 2014 to better understand whether products they supply to us contain 3TG, and if so, to better trace the origin of those materials.

3.     Results for Calendar Year 2013

•	Approximately 77% of suppliers from whom CM information was required responded to information requests in 2013.

◦	1,166 suppliers (approximately 58% of the total) responded that the products they provide do not contain 3TG.

◦	395 suppliers (approximately 20% of the total) responded that the products they provide do contain 3TG, of which:

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365 suppliers confirmed the 3TG in their products were sourced from an unknown region, or a region outside of the Democratic Republic of the Congo ("DRC") or an adjoining country that shares an internationally recognized border with the DRC ("the Conflict Region").

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30 suppliers indicated the 3TG in their products were sourced from the Conflict Region. Further, 26 of these suppliers did not know the status of smelters from which their 3TG materials were sourced, and the other 4 suppliers certified that their 3TG originated from conflict-free smelters.

▪	None of the suppliers indicated they receive any 3TG from sources that directly or indirectly support armed groups.

4.    Steps BorgWarner Has Taken or Will Take Since the End of Calendar Year 2013

•	For the 2014 calendar year, BorgWarner is requiring suppliers to provide responses to BorgWarner's country of origin inquiries solely through the iPoint system.

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Based on our evaluation of a supplier's response, we may conduct a more thorough due diligence inquiry, which may include follow-up questions to the supplier and the supplier's sub-suppliers within the supply chain, a review of any mine or smelter certification, a review of specifications and similar activities designed to determine the source of 3TG and whether that source directly or indirectly aids armed groups in the Conflict Region.

•	BorgWarner will continue to monitor the state of conflict in the Conflict Region and the availability of conflict-free smelters.

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Due to the breath and complexity of BorgWarner’s products and respective supply chain, it will take time for many of our suppliers to verify the origin of 3TG in the products they supply to us. Using our supply chain due diligence processes, driving accountability within the supply chain by leveraging the industry standard Conflict-Free Sourcing Initiative/Conflict-Free Smelter program, and continuing our outreach efforts we hope to further develop information from our downstream suppliers.

This Conflict Minerals Report was not subjected to an independent private sector audit as none is required pursuant to paragraph (c)(1)(iv) of the instructions to Item 1.01.

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